EXHIBIT 10.10

AFFYMAX INC.
EXECUTIVE EMPLOYMENT AGREEMENT
for
Paul B. Cleveland

        This Employment Agreement ("Agreement") is entered into by and between Paul B. Cleveland ("Executive") and Affymax Inc., (the "Company"), effective as of November 17, 2005.

        Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

        Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

        Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1.    EMPLOYMENT BY THE COMPANY.

        1.1    Position.    Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer and Executive Vice President, Corporate Development and Executive hereby accepts such employment effective as of January 2, 2006 (the "Employment Date"). During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies.

        1.2    Duties and Location.    Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board"). Executive will report to the Chief Executive Officer. Executive's primary office location shall be the Company's corporate headquarters, currently located in Palo Alto, California. The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

        1.3    Policies and Procedures.    The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

        2.    COMPENSATION.

        2.1    Salary.    Executive shall receive for services to be rendered hereunder an annualized base salary of $300,000, payable on a semi-monthly basis, subject to payroll withholding and deductions and payable in accordance with the Company's regular payroll schedule. Such salary shall be reviewed annually and may be increased as approved by the Board.

        2.2    Bonus.    Executive will be eligible to earn an annual bonus of up to 25% of base salary as determined by the Board of Directors upon the recommendations of its Compensation Committee and Chief Executive Officer and provided that Executive remains employed by the Company as of the date the bonus is calculated. Seventy-five percent (75%) of the bonus amount will be based on the Company's performance in meeting its planned operating objectives and twenty-five percent (25%) of the bonus amount will be based on the Executive's performance against expectations of his position, as determined by the Company in its sole discretion.

        2.3    Standard Company Benefits.    Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

        2.4    Equity/Bonus Plan Compensation.    Executive shall be granted rights to receive "Participating Units" equivalent to the cash value of 451,091 shares of Company Common Stock minus $0.40, pursuant to and as defined in the Company's Change of Control Bonus Plan (the "Unit Bonus"). Effective only upon the Company's "Change of Control" under a specific transaction and within a specific time frame, as further defined and provided in the Change of Control Bonus Plan, such Unit Bonus would become immediately vested and payable to Executive. In the event such "Change of Control" transaction does not occur and Executive accordingly does not receive such Unit Bonus payment, and subject to the approval of the Board, Executive shall be granted an option to purchase 451,091 shares of Company Common Stock (the "Option"), at fair market value as determined by the Board as of the date of grant, pursuant to the Company's 2001 Stock Option/Stock Issuance Plan (the "Plan"), such amount of shares being equal to approximately one percent (1%) of the Company's fully diluted shares as of the date of this Agreement. If Executive is granted the Option, upon the Company's receipt of the requisite cash payment by Executive, the Option shall be immediately exercisable for all or any portion of the option shares. Any such shares under the Option shall be subject to repurchase by the Company, at the option exercise price paid per share, until Executive vests in those shares. The Option shares will vest, and the Company's repurchase rights shall lapse, as follows: with twenty-five percent (25%) of the shares covered by the Option vesting on the first year anniversary of the vesting commencement date and the remaining seventy-five percent (75%) of the shares covered by the Option vesting in thirty-six (36) equal monthly installments thereafter, in accordance with the Company's standard vesting and exercisability policy, as long as the Executive remains in continuous service with the Company. The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.

        3.    PROPRIETARY INFORMATION OBLIGATIONS.

        3.1    Agreement.    As a condition of employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

        3.2    Remedies.    Executive's duties under the Employee Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        3.3    Third Party Agreements and Information.    Executive represents and warrants that Executive's employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform his duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive's employment by the Company, except as expressly authorized by that third party. During Executive's employment by the Company, Executive will use in the performance of Executive's duties only information which is generally known and used by persons with training and experience comparable to Executive's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive's work for the Company.

        4.    OUTSIDE ACTIVITIES DURING EMPLOYMENT.

        4.1    Non-Company Business.    Except with the prior written consent of the Company's Board of Directors, Executive will not during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

        4.2    No Adverse Interests.    Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

        4.3    Noncompetition.    During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

        5.    TERMINATION OF EMPLOYMENT.

        5.1    At-Will Relationship.    Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

        5.2    Termination Without Cause.

          (a)   The Company may terminate Executive's employment with the Company at any time without Cause, upon notice to Executive.

          (b)   In the event Executive's employment is terminated without Cause, the Company shall provide Executive the following severance benefits: (i) a lump sum cash severance payment equal to six (6) months of Executive's then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive's COBRA premiums sufficient to maintain his group health insurance coverage in effect as of the date of the termination for twelve (12) months following the termination, provided that the Company's obligation to continue to pay Executive's COBRA premiums hereunder will cease immediately upon Executive's eligibility for equivalent group health insurance coverage through a new employer; (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the termination or the expiration of the term of any such options, whichever occurs earlier.

        5.3    Termination for Cause.

          (a)   The Company may terminate Executive's employment with the Company at any time for Cause, upon notice to Executive.

          (b)   "Cause" for termination shall mean: indictment or conviction of any felony or of any crime involving dishonesty; participation in any fraud against the Company; breach of Executive's duties to the Company, including persistent unsatisfactory performance of job duties; intentional damage to any property of the Company; conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; incapacity to perform the essential functions of Executive's job for a period of ninety (90) consecutive days; or death.

          (c)   In the event Executive's employment is terminated at any time with Cause, he shall be entitled to receive his base salary, and his accrued but unused paid time off earned through the date of termination; Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, except as may be provided in the Company's severance benefit plan, if any, in effect on the termination date, or except as required by law.

        5.4    Termination for Good Reason.

          (a)   Executive may voluntarily terminate his employment for "Good Reason" by notifying the Company in writing, within ten (10) days after the occurrence of one of the following events, that Executive intends to terminate his employment for Good Reason in thirty (30) days:

            (i)    the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive's position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of Executive's position;

            (ii)   a reduction by the Company in Executive's annual base salary by greater than fifteen percent (15%), except to the extent the base salaries of other executive officers of the Company are accordingly reduced;

            (iii) a relocation of Executive, or the Company's principal executive offices by more than forty (40) miles, except for required travel by Executive on the Company's business;

          (b)   In the event Executive terminates his employment for Good Reason, the Company shall provide Executive as severance the benefits as described above in Section 5.2(b).

        5.5    Voluntary or Mutual Termination.

          (a)   Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

          (b)   In the event Executive voluntarily terminates his employment other than for "Good Reason", he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

        5.6    Change in Control.

          (a)   Definition. For the purposes of this Agreement, a "Change in Control" shall mean a merger or consolidation of the Company with, or any sale of all or substantially all of the assets of the Company, to any other person, corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving or successor corporation after such transaction.

          (b)   Accelerated Vesting. Executive shall receive accelerated vesting of all then unvested shares of the Company's Common Stock referred to in Section 2.4 of this Agreement that he then may have, if any, if a Change in Control of the Company directly results in the involuntary termination without Cause of Executive's employment, within six (6) months after the close of the Change in Control transaction.

        6.    RELEASE.    Upon the termination of Executive's employment, Executive shall provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the "Release"), as a condition of receipt of any severance benefits, extended exercise period, or accelerated vesting under Section 5 of this Agreement.

        7.    NONINTERFERENCE.

        While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company by:

          (a)   soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity of the Company; or

          (b)   directly or indirectly soliciting the business of any customer of the Company which at the time of termination or one year immediately prior thereto was listed on the Company's customer list.

        8.    COOPERATION WITH COMPANY.

        8.1    Cooperation Obligation.    During and after the term of Executive's employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company's Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive's cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 8 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to Executive under Section 5 becoming null and void.

        8.2    Expenses and Fees.    The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 8.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures. After termination of Executive's employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 8.1 ("the Fees"). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 8.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer's share of employment taxes subsequently determined to be applicable, if any.

        9.    DISPUTE RESOLUTION.    To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to this Agreement, Executive's employment with the Company, or the termination of Executive's employment with the Company, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Francisco, California, under the then-applicable JAMS rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company shall bear JAMS' arbitration fees and administrative costs. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any dispute or cause of action involving Company trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights under California Labor Code Section 2870, and rights under patent, trademark, or copyright law) by court action instead of arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

        10.    GENERAL PROVISIONS.

        10.1    Notices.    Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

        10.2    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

        10.3    Waiver.    If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        10.4    Complete Agreement.    This Agreement and Exhibit A, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

        10.5    Counterparts.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

        10.6    Headings.    The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        10.7    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

        10.8    Attorneys' Fees.    If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

        10.9    Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

        In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

AFFYMAX INC.
By:	/s/ ARLENE M. MORRIS Arlene M. Morris Chief Executive Officer
Date:	November 17, 2005
Accepted and agreed this 17th day of November, 2005.
Paul B. Cleveland, an Individual
/s/ P. B. CLEVELAND

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1

AFFYMAX, INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

California

        In consideration of my employment or continued employment by AFFYMAX, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

        1.    NONDISCLOSURE.

        1.1    Recognition of Company's Rights; Nondisclosure.    At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2    Proprietary Information.    The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, the term "Proprietary Information" includes (a) trade secrets, inventions, data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs, programs, source and object codes, other works of authorship, (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

        1.3    Third Party Information.    I understand, in addition, that the Company has received arid in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        1.4    No Improper Use of Information of Prior Employers and Others.    During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1

        2.    ASSIGNMENT OF INVENTIONS.

        2.1    Proprietary Rights.    The term "Proprietary Rights" shall mean all trade secret, patent, copyright and other intellectual property rights throughout the world.

        2.2    Prior Inventions.    Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

        2.3    Assignment of Inventions.    Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

        2.4    Nonassignable Inventions.    This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.5    Obligation to Keep Company Informed.    During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment, At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.6    Government or Third Party.    I also agree to assign ail my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2

        2.7    Works for Hire.    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.8    Enforcement of Proprietary Rights.    I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

        In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

        3.    RECORDS.    I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

        4.    DUTY OF LOYALTY.    I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

        5.    NON-SOLICITATION.    In order to protect the Company's interests in Proprietary Information, I agree that during my employment by the Company and for two (2) years after the termination of my employment I will not use Proprietary Information, either directly or through others, to solicit or attempt to solicit:

        5.1   Any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity;

        5.2   Any customer or prospective customer of the Company as of my termination date, to sever or restrict its business relationship with the Company in order to direct business to any other person or entity.

        6.    NO CONFLICTING OBLIGATION.    I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

        7.    RETURN OF COMPANY DOCUMENTS.    When I leave the employ of the Company, I will deliver to the Company any and all laboratory notebooks, drawings, notes, memoranda, specifications,

3

devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

        8.    LEGAL AND EQUITABLE REMEDIES.    Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        9.    NOTICES.    Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by overnight courier, as of the next day.

        10.    NOTIFICATION OF NEW EMPLOYER.    In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

        11.    GENERAL PROVISIONS.

        11.1    Governing Law; Consent to Personal Jurisdiction.    This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        11.2    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        11.3    Successors and Assigns.    This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        11.4    Survival.    The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        11.5    Employment.    I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company. The Company and I each have the right to terminate my employment at any time, with or without cause.

        11.6    Waiver.    No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

4

        11.7    Entire Agreement.    The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with the Company, namely: January 2, 2006.

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	November 17, 2005
/s/ PAUL B. CLEVELAND (Signature)
Paul B. Cleveland (Printed Name)
ACCEPTED AND AGREED TO:
AFFYMAX, INC.
By:	/s/ ARLENE M. MORRIS
Title:	Chief Executive Officer
4001 Miranda Avenue (Address)
Palo Alto, California 94304
Dated:	November 17, 2005

5

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

        THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

  1.
  Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

  2.
  Result from any work performed by you for the Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded by the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I hereby acknowledge receipt of a copy of this notification.

By:	/s/ PAUL B. CLEVELAND Paul B. Cleveland
Date:	November 17, 2005

EXHIBIT B

TO:	Affymax, Inc.
FROM:	Paul B. Cleveland
DATE:	November 17, 2005
SUBJECT:	Previous Inventions

1.     Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Affymax, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☒	No inventions or improvements.
	☐	See below:

☐	Additional sheets attached.

2.     Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
☐	Additional sheets attached.

B-1

EXHIBIT B

RELEASE AGREEMENT

        1.    Consideration.    I understand that my position with Affymax Inc. (the "Company") terminated effective                         , 20    (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Executive Employment Agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

        2.    General Release.    In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement, nor am I releasing any rights I may have as an owner and/or holder of the Company's common stock and stock options.

        3.    ADEA Waiver.    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA ("ADEA Waiver"). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release ("Effective Date"). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

        4.    Section 1542 Waiver.    In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

1

        I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

Agreed:
Affymax Inc.	Paul B. Cleveland, an Individual
By:
Arlene M. Morris Chief Executive Officer
Date:	Date:

2